Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 26, 2013 (except for Note 3 and Note 10, as to which date is March 26, 2014), with respect to the consolidated financial statements included in the Annual Report of Aetrium Incorporated on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Aetrium Incorporated on Form S-8 (File No. 333-111748).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

March 26, 2014